Exhibit 99.1

CONTACTS:	Charles Cimitile
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100
Roger S. Pondel
PondelWilkinson Inc.
(310) 279-5980

SPAR GROUP NAMES INDUSTRY ASSOCIATION LEADER

TO EXPANDED BOARD OF DIRECTORS

        TARRYTOWN, NY—August 15, 2006—SPAR Group, Inc. (NASDAQ:SGRP) today announced the appointment of C. Manly Molpus to its board of directors, representing an expansion of the board to seven members.

        Molpus, 65, will serve as an independent director and as a member of the SPAR Group’s audit, compensation and governance committees. He is currently president, chief executive officer and a director of the Grocery Manufacturers Association, based in Washington, D.C. Molpus has announced his retirement from GMA at the end of the year.

        Molpus serves on the board of directors of the Congressional Hunger Center and was formally a trustee of the U.S. Capitol Historical Society. In 2002, he was appointed to the U.S. Department of State Advisory Committee on International Economic Policy. He formerly served on the USDA/USTR Agriculture Policy Advisory Committee for Trade.

        Previously, Molpus served as president and chief executive officer of the American Meat Institute and was vice president of corporate affairs for The Kroger Co., the nation’s largest supermarket company.

        Robert G. Brown, SPAR Group’s chairman and chief executive officer, said, “We are delighted to have attracted a director with the breadth of experience and industry knowledge as Manly Molpus and look forward to his guidance and the contributions he will make to our organization in the years ahead.”

        SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research, to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, convenience store and grocery chains, throughout the United States and internationally.

        Certain statements in this news release are forward-looking, including, but not limited to, contributions that SPAR Group’s new director will make to the organization in the years ahead. The company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group’s annual report on Form 10-K as amended, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.